Filed Pursuant to Rule 433

Registration Statement No. 333-278690

Relating to Preliminary Prospectus Supplement dated January 16, 2025 to Prospectus dated April 15, 2024

Pricing Term Sheet

EXTRA SPACE STORAGE LP

$350,000,000 5.500% Senior Notes due 2030

January 16, 2025

Issuer:	Extra Space Storage LP

Guarantors:	Extra Space Storage Inc., ESS Holdings Business Trust I and ESS Holdings Business Trust II

Principal Amount:	$350,000,000 (which will have identical terms, be fungible with and be part of a single series of and will have the same CUSIP as the senior debt securities with the $450,000,000 principal amount of the 5.500% notes due 2030 issued on June 16, 2023 (the “Existing Notes”))

Maturity Date:	July 1, 2030

Coupon:	5.500%

Issue Price:	101.509% of the principal amount (plus the accrued and unpaid interest from, and including, January 1, 2025 to, but excluding, the Settlement Date in the aggregate amount of $1,122,916.67).

Yield to Maturity:	5.170%

Spread to Benchmark Treasury:	+78 basis points

Benchmark Treasury:	4.375% due December 31, 2029

Benchmark Treasury Price and Yield:	99-29 3/4 / 4.390%

Interest Payment Dates:	January 1 and July 1, commencing July 1, 2025; purchasers of the Notes will be entitled to receive, on the first interest payment date on the Notes, interest that has accrued from and including, January 1, 2025, which is the most recent date on which interest was paid on the Existing Notes.

Optional Redemption:	Prior to May 1, 2030 (two months prior to the Maturity Date of the Notes), make-whole redemption at the Treasury Rate (as defined) plus 30 basis points, plus accrued and unpaid interest to, but excluding, the redemption date. On and after May 1, 2030 (two months prior to the Maturity Date of the Notes), at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. See the preliminary prospectus supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption and the calculation of the redemption price.

Trade Date:	January 16, 2025

Settlement Date:	T+3; January 22, 2025; under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is one business day preceding the Settlement Date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

CUSIP:	30225V AK3

ISIN:	US30225VAK35

Ratings*:	Baa2 / BBB+ (Moody’s/S&P)

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Bookrunners:

Wells Fargo Securities, LLC

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

BMO Capital Markets Corp.

BofA Securities, Inc.

J.P. Morgan Securities LLC

TD Securities (USA) LLC

Truist Securities, Inc.

Co-Managers:

Regions Securities LLC

Scotia Capital (USA) Inc.

BOK Financial Securities, Inc.

Citigroup Global Markets Inc.

Huntington Securities, Inc.

Zions Direct, Inc.

Academy Securities, Inc.

Fifth Third Securities, Inc.

Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at 800-645-3751, PNC Capital Markets LLC at 855-881-0697, or U.S. Bancorp Investments, Inc. at 877-558-2607.